Exhibit 10.1

PURCHASE AND SALE CONTRACT

for

GIPPER, LLC,

a Georgia limited liability company,

THE SOLE OWNER OF

Waterstone at Big Creek

50 Estuary Trail

Alpharetta, Georgia

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EXHIBITS

A	ENTITY CHART

1.1.15	LIST OF EXCLUDED FIXTURES AND TANGIBLE PERSONAL PROPERTY

1.1.18	LEGAL DESCRIPTION OF LAND

1.1.19	LEASES

1.1.29	PLANS AND SPECIFICATIONS

1.1.31	CONTRACT LIST

1.1.46	TITLE CERTIFICATE AND INDEMNITY

3.1.2	FORM OF ESCROW AGREEMENT

5.5	LIST OF MATERIALS

7.2.1.1	AGREEMENT OF ASSIGNMENT AND ASSUMPTION

7.2.1.13	TENANT LETTER

8.2.1.13	CONSTITUENT DOCUMENTS

15.22	AUDIT REPRESENTATION LETTER

16.1	RENT CONCESSIONS

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PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (“Purchase Contract”) is entered into as of February 26, 2014, between and among the parties listed on Exhibit A attached hereto and made a part hereof, all having a principal address at c/o Davis Development, Inc., 403 Corporate Center Drive, Suite 201, Stockbridge, Georgia 30281 (collectively and individually, “Seller”), MORROW INVESTORS, INC., a Georgia corporation (“Morrow”), and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership, having a principal office at 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180 (“Purchaser”).

NOW, THEREFORE WITNESSETH: That for and in consideration of mutual covenants and agreements herein after set forth, Seller, Morrow, and Purchaser hereby agree as follows:

RECITALS

R-1            Seller is the owner of 100% of the membership interests (together with all rights, privileges and remedies appurtenant thereto, the “Interests”) and Morrow is the sole manager “Manager Interest”) of Gipper, LLC, a Georgia limited liability company (“Property Owner”), which holds legal title to the Land described in Section 1.1.15 and the Property described in Section 1.1.27.

R-2            Purchaser desires to purchase and Seller has agreed to sell the Interests and all of the benefits accruing to the owner thereof, including, but not limited to, Seller’s interest in the Property (as defined in Article 1) and Property Owner on the terms and conditions set forth in this Purchase Contract (which terms and conditions shall control in the event of any conflict with these Recitals), such that on the Closing Date the Interest will be conveyed by an Assignment and Assumption of Interests to Purchaser.

R-3            Purchaser has agreed to pay the Purchase Price for the Interests to Seller and Seller has agreed to sell the Interests to Purchaser on the terms and conditions set forth in this Purchase Contract.

R-4            Purchaser intends to make investigations regarding the Interests and Property and Purchaser’s intended use of the Property, as Purchaser deems necessary and desirable.

ARTICLE 1
DEFINED TERMS

1.1              Unless otherwise defined herein, terms with initial capital letters in this Purchase Contract shall have the meanings set forth in this ARTICLE 1 below.

1.1.1        [Omitted Intentionally].

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1.1.2        “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State in which the Land is located.

1.1.3        “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Purchase Contract in accordance with the terms and conditions of this Purchase Contract.

1.1.4        “Closing Date” means fifteen (15) days after expiration of the Feasibility Period.

1.1.5        “Closing Documents” shall mean the documents to be executed by the Seller, Morrow and/or Purchaser pursuant to this Agreement.

1.1.6        “Constituent Documents” shall have the meaning ascribed in Section 8.2.1.13.

1.1.7        “Consultants” shall have the meaning ascribed in Section 5.1.

1.1.8        [Omitted Intentionally].

1.1.9        “Delinquent Rent” shall have the meaning ascribed in Section 7.1.4.

1.1.10    “Deposit” means the Initial Deposit, Second Deposit and Extension Deposit.

1.1.11    “Effective Date” means the date on which Seller and Purchaser last execute this Purchase Contract.

1.1.12    “Extension Deposit” means the amount of TWO HUNDRED THOUSAND AND NO NO/100 DOLLARS ($200,000.00).

1.1.13    “Feasibility Period” means the period beginning on the Effective Date and ending at 5:00 p.m. prevailing Atlanta, Georgia time on March 6, 2014.

1.1.14    “Financial Statements” shall have the meaning ascribed in Section 8.1.1.6.

1.1.15    “Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, signage, appliances and other articles of tangible personal property now located on the Land or in the Improvements as of the Effective Date (or hereafter acquired by Property Owner prior to the Closing Date) and used or usable in connection with any present or future occupation or operation of all or any part of the Property. The term “Fixtures and Tangible Personal Property” does not include (i) equipment leased by Property Owner and the interest of Property Owner in any equipment provided to the Property for use, but not owned or leased by Property Owner, (ii) property owned or leased by any Tenant and guest, employee or other person furnishing goods or services to the Property, (iii) any software owned by or licensed to Property Owner with respect to the Property or Property Owner, or (iv) the property and equipment, if any, expressly identified in Exhibit 1.1.15.

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1.1.16    “Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Land, including, without limitation, that certain 270 unit apartment complex known as “Waterstone at Big Creek”.

1.1.17    “Initial Deposit” means the amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00).

1.1.18    “Land” means all of those certain tracts of land described on Exhibit 1.1.18 attached hereto, and all rights, privileges and appurtenances pertaining thereto.

1.1.19    “Lease(s)” means all rights and interests of Property Owner in and to all leases, subleases and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Effective Date for the Property as identified on Exhibit 1.1.19 or thereafter as permitted in ARTICLE 16. Leases shall be reflected on the rent roll provided to Purchaser pursuant to this Purchase Contract and shall be updated from time to time prior to closing and at Closing.

1.1.20    “Management Contract” means that certain Management Agreement between Property Owner and Manager pertaining to the Land and Improvements.

1.1.21    “Manager” means Davis Development, Inc., a Georgia corporation.

1.1.22    “Materials” shall have the meaning ascribed in Section 5.5.

1.1.23    “Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, licenses, Plans and Specifications, drawings, franchises, logos, tradenames (including, without limitation, the name “Waterstone at Big Creek”) trademarks, servicemarks, website domains, telephone numbers and advertising materials and other items of intangible personal property relating to the ownership or operation of the Property and owned by Property Owner excluding, however, (i) receivables, (ii) Property Contracts, (iii) the general contractor contract (iv) Leases, (v)  Fixtures and Tangible Personal Property, (vi) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (vii) refunds, rebates or other claims to cash, or any interest thereon, for periods or events occurring prior to the Closing Date, (viii) utility and similar deposits, (ix) insurance or other prepaid items, (x) any capital replacement, repair or other reserves held by Property Owner, or any other party on behalf of or for the benefit of Property Owner, with respect to the Property, (xi) Seller’s proprietary books and records, and (xii) the Management Contract, except to the extent that Property Owner receives a credit on the closing statement for any such item in which event such item shall be transferred to Purchaser if transferable.

1.1.24    “Morrow” means Morrow Investors, Inc., a Georgia corporation and the sole manager of Property Owner.

1.1.25    “Permits” means all licenses and permits granted by governmental authorities having jurisdiction over the Property owned by Property Owner and required in order to own and operate the Property.

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1.1.26    “Permitted Exceptions” means those exceptions or conditions permitted to encumber or affect the title to the Property in accordance with the provisions of Section 6.2.

1.1.27    “Phase 2 Contract” means that certain Purchase and Sale Contract for the purchase and sale of all of the membership interests of Reagan Big Creek, LLC.

1.1.28    “Phase 2 Easements” means those certain easements contained in the forms of the proposed (a) Access, Amenity and Sanitary Sewer Easement Agreement and (b) Cross Easement Agreement.

1.1.29    “Plans and Specifications” means the construction plans and specifications used in the completion of development of the Property which are described on Exhibit 1.1.29 attached hereto.

1.1.30    “Property” means the Land and Improvements and all rights of Property Owner relating to the Land and the Improvements, including without limitation, any rights, title and interest of Property Owner, if any, in and to (i) any strips and gores adjacent to the Land and any land lying in the bed of any street, road, or avenue opened or proposed, in front of or adjoining the Land, to the centerline thereof; (ii) any unpaid award for any taking by condemnation or any damage to the Property by reason of a change of grade of any street or highway; (iii) all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, together with all Fixtures and Tangible Personal Property, all Property Contracts and Leases, Permits and the Miscellaneous Property Assets owned by Property Owner which are located on the Property and used in its operation.

1.1.31    “Property Contracts” means all purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property and which are not cancelable on 30 days’ or shorter Notice without penalty, and shall also mean any third party maintenance, service, marketing or other contract relating to the Property which Property Owner is obligated to cause Property Owner’s transferee or assign to assume or execute upon Purchaser's purchase of the Property, all as described on Exhibit 1.1.31 attached hereto.

1.1.32    “Proration Period” shall have the meaning ascribed thereto in Section 7.1.3.

1.1.33    “Purchase Contract” means this Purchase and Sale Contract by and between Seller and Purchaser.

1.1.34    “Purchase Price” shall have the meaning ascribed thereto in Section 3.1.

1.1.35    “Rents” shall have the meaning ascribed thereto in section 7.1.2.

1.1.36    “Rejected Contracts” shall have the meaning ascribed in Section 6.5.

1.1.37    “Routine Operating Agreements” shall mean trade and operational verbal agreements (cancellable at will) incurred in the ordinary course of business with trade creditors on terms as are normal and reasonable under the circumstances.

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1.1.38    “Second Deposit” means the amount of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00).

1.1.39    “Specified Contracts” shall mean the (i) Property Contracts, other than the Rejected Contracts, and (ii) Routine Operating Agreements.

1.1.40    “Specified Liabilities” shall mean the Leases, Specified Contracts, Routine Operating Agreements and Permitted Exceptions, whereby the Property Owner shall have paid and performed all obligations under the Specified Liabilities owed as of Closing and Property Owner and the Property shall be current and in good standing thereunder.

1.1.41    “Survey” shall have the meaning ascribed thereto in Section 6.4.

1.1.42    “Surviving Obligations” shall mean Purchaser’s obligations under Sections 5.3, 5.5, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 10.1 and 15 and the obligations of Seller and Morrow under Sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, Article 8, 10.1 and Article 15, which obligations shall survive Closing or termination of the Purchase Contract.

1.1.43    “Taxes” shall have the meaning ascribed in Section 8.2.1.4.

1.1.44    “Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.1.45    “Tenant Deposits” means all security or other deposits and prepaid rents made or to be made pursuant to the Leases.

1.1.46    “Title Certificate and Indemnity” means that certain (a) Title Certificate and (b) Indemnification Agreement attached hereto as Exhibit 1.1.46.

1.1.47    “Title Commitment” shall have the meaning ascribed thereto in Section 6.1.

1.1.48    “Title Insurer” means Chicago Title Insurance Company.

ARTICLE 2
PURCHASE AND SALE OF ENTITY

2.1              Seller agrees to sell and convey the Interests to Purchaser and Purchaser agrees to purchase the Interests from Seller, in accordance with the terms and conditions set forth in this Purchase Contract. At Closing, Morrow shall resign as the sole manager in the Property Owner and Seller shall assign to Purchaser the Interests, all free of liens and Purchaser shall acquire the Interests pursuant to the Assignment.

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ARTICLE 3
PURCHASE PRICE, DEPOSIT AND ESCROW PROVISIONS

3.1              The total purchase price (“Purchase Price”) for the Interests shall be FORTY MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($40,500,000.00), which shall be paid by Purchaser, as follows:

3.1.1        On or before two (2) days after the Effective Date, Purchaser shall deliver to the Title Insurer, as escrow agent, the Initial Deposit in cash, by wire transfer or certified check. On or before two (2) days after the expiration of the Feasibility Period, Purchaser shall deliver to the Title Insurer, as escrow agent, the Second Deposit in cash, by wire transfer or certified check. In the event Purchaser fails to deliver the Initial Deposit or Second Deposit to Title Insurer in accordance with this Section 3.1.1, Seller shall have the right to terminate the Purchase Contract upon written notice to Purchaser.

3.1.2        The Title Insurer shall hold the Deposit pursuant to the form of Escrow Agreement attached hereto as Exhibit 3.1.2 and make delivery of the Deposit to the party entitled thereto under the terms thereof. The Title Insurer shall invest the Deposit in an interest-bearing bank account or money market fund or such investment as Seller and Purchaser shall jointly agree, in writing, with such agreement being provided to Title Insurer in writing.

3.1.3        Monies held as the Deposit shall be applied to the Purchase Price on the Closing Date and the balance of the Purchase Price, subject to prorations, adjustments and credits provided for in this Purchase Contract, shall be paid at Closing to Seller in immediately available United States funds.

ARTICLE 4
FINANCING

4.1              Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.2              All costs and expenses incurred in connection with any financing of the acquisition of the Property by Purchaser pursuant to this Purchase Contract shall be solely the responsibility of Purchaser.

ARTICLE 5
FEASIBILITY PERIOD

5.1              Subject to the terms of Section 5.3 below, until Closing or termination of this Purchase Contract, Purchaser, and its agents, contractors, engineers, surveyors, and employees (“Consultants”) shall have the right from time to time to enter onto the Property to do the following:

5.1.1        To conduct and make any and all customary studies, tests, examinations and inspections, or investigations of or concerning the Property and Property Owner (including without limitation, engineering and feasibility studies, environmental site assessments, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys).

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5.1.2        To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and the Interests.

5.1.3        To ascertain and confirm the suitability of the Property for Purchaser’s intended use of the Property.

5.1.4        To review all Materials (other than Seller’s proprietary information).

5.2              Should the results of any of the matters referred to in Section 5.1 above appear unsatisfactory to Purchaser for any reason in its sole discretion, then Purchaser shall have the right to terminate this Purchase Contract by giving written notice to that effect to Seller on or before the expiration of the Feasibility Period. If Purchaser exercises such right to terminate, (a) this Purchase Contract shall terminate and be of no further force and effect, except for the Surviving Obligations, and (b) upon the request of Seller, Purchaser shall promptly deliver to Manager (without recourse or warranty of any kind) copies of all or selected reports, tests, analyses, studies, or surveys prepared by third party Consultants which delivered to Purchaser in connection with the Property, and (c) the Deposit will be returned to Purchaser. If Purchaser fails to provide Seller with written notice of cancellation on or before the expiration of the Feasibility Period in strict accordance with the Notice provisions of this Purchase Contract, Purchaser shall deliver the Second Deposit to Title Insurer and the Deposit will become non-refundable, except as otherwise expressly contemplated hereby, this Purchase Contract shall remain in full force and effect, and Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in this ARTICLE 5 and in ARTICLES 9, 12, 13 and 14.

5.3              Purchaser shall indemnify and hold Seller and Property Owner harmless for any actions taken by Purchaser and its Consultants on the Property. Purchaser shall indemnify, defend (with attorneys selected by Seller) and hold Seller and Property Owner harmless from any and all claims, damages, costs and liability which may arise due to such entries, surveys, tests, investigations and the like. Seller and Property Owner shall have the right, without limitation, to disapprove any and all entries, surveys, tests, investigations and the like that, in Seller’s reasonable judgment, could result in any injury to the Property or breach of any agreement, or expose Seller to any liability, costs, liens or violations of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Purchaser shall exercise commercially reasonable efforts to minimize disruption to the Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this ARTICLE 5 at Purchaser’s sole cost and expense. Notwithstanding anything herein to the contrary, Purchaser shall have no liability to Seller under this Section 5.3 for pre-existing conditions upon the Property. Purchaser shall maintain commercial general liability insurance with broad form contractual and personal injury liability endorsements with respect to Purchaser’s activities on the Property pursuant to this ARTICLE 5, in amounts (including deductible amount of no more than $10,000 per occurrence and in the aggregate) and with such insurance carriers as shall be reasonably approved by Seller and naming Property Owner as additional insureds, with endorsements acceptable to Property Owner, including a waiver of defenses of the insurer based on the actions or inaction of Purchaser (which insurance must be reasonably approved by Property Owner). Such liability insurance shall be on an occurrence basis and shall provide combined single limit coverage of not less than $2,000,000.00 (per occurrence and in the aggregate) for bodily injury, death and property damage, by water or otherwise. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

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5.4              Purchaser shall not permit any mechanic’s or materialman’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any studies or tests conducted by or for Purchaser. Purchaser shall give Notice to Property Owner a reasonable time prior to entry onto the Property, shall deliver proof of insurance coverage required above to Property Owner and shall permit Property Owner to have a representative present during all investigations and inspections conducted on the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property (all such damage to be promptly repaired) or other property of Property Owner or other persons. All non-public information made available by Property Owner to Purchaser in accordance with this Purchase Contract or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser (which may be used with its lenders, investors and their respective consultants, agents, attorneys, accountants and employees), and, prior to the purchase of the Property by Purchaser, Purchaser shall use its best efforts to prevent its Consultants, agents and employees from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of evaluating or consummating the transaction contemplated by this Purchase Contract, including Purchaser’s attorneys and representatives, prospective lenders and engineers.

5.5              Seller and Property Owner shall make available for inspection at the Property (or deliver to Purchaser, as reasonably determined by Purchaser and Seller) within two (2) calendar days from the Effective Date the materials and information listed on Exhibit 5.5 attached hereto and made a part hereof (the “Materials”), to the extent in Property Owner’s or Seller’s possession or control. In no event shall Seller be required to disclose to Purchaser information regarding the partners of Seller, distributions to partners or other partnership information not relating to the condition or operation of the Property or appraisals or other valuation information). If the sale of the Property is not closed by the date fixed therefor or if the Purchase Contract is terminated for any reason, Purchaser shall, within five (5) calendar days, return all such Materials to Seller. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

5.6              Prior to expiration of the Feasibility Period, Seller and Purchaser shall agree on a list of Fixtures and Tangible Personal Property.

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ARTICLE 6
TITLE AND SURVEY

6.1              Seller has provided Purchaser, Chicago Title Insurance Company commitment #2804.078S for title insurance for the Property in an amount equal to the Purchase Price (“Title Commitment”) issued by the Title Insurer for an owner’s title insurance policy on the most recent standard American Land Title Association Policy form, together with legible copies of all instruments identified as exceptions therein and shall cause copies thereof to be delivered to Purchaser on or before three (3) days after the Effective Date.

6.2              Purchaser shall have the right to examine title to the Property and shall notify Seller in writing on or before ten (10) days after the Effective Date of any objections that Purchaser may have. In addition, if any other title exception or defect not appearing in the Title Commitment as of the effective date of Purchaser’s first title examination shall be discovered prior to Closing, Purchaser shall have the right to notify Seller in writing of any objections that Purchaser may have to such additional matters. If Purchaser shall give Seller notice of objection to any title exceptions or defects not caused by any act or omission of Seller occurring subsequent to January 2, 2014 @ 5:00 pm, Seller shall have until expiration of the Feasibility Period within which to cure or satisfy such objection or to agree in writing to satisfy or cure such objection prior to Closing. If the objections shall not be satisfied by Seller prior to expiration of the Feasibility Period or by Closing if Seller has agreed in writing to satisfy or cure such objection prior to Closing, then, at the option of Purchaser, Purchaser shall have the right (a) to terminate this Agreement and receive the return of the Deposit or (b) to close the purchase regardless of such title objections without any adjustment in the Purchase Price. If Seller shall cure or satisfy said objections within the Feasibility Period or shall agree in writing to satisfy or cure such objection prior to Closing, then this Agreement shall continue in effect. Purchaser shall have the right at any time to waive any objections that it may have made. If Purchaser does not terminate this Agreement pursuant to this section (other than with respect to the documents Seller agrees to provide in writing pursuant to this Agreement), then, in such event, Purchaser shall be deemed conclusively to have waived any objections not cured or satisfied by Seller (other than with respect to the documents Seller agrees to provide in writing pursuant to this Agreement), and Purchaser shall be obligated to purchase the Property, regardless of said objections. Purchaser agrees that the following items shall be deemed “Permitted Exceptions” and Purchaser agrees to accept the Deed and title subject thereto:

6.2.1        Such exceptions and matters objected to by Purchaser as provided in Section 6.2 above and for which Seller does not agree, in writing, to satisfy or cure;

6.2.2        Such exceptions and matters set forth in Schedule B, Section 2, Items 2 and 8-25 in the Title Commitment not objected to by Purchaser as provided in Section 6.2 above

6.2.3        All Leases;

6.2.4        Real estate and property taxes for the calendar year in which closing occurs to the extent not due and payable; and

6.2.5        The Phase 2 Easements.

6.3              Notwithstanding anything herein to the contrary, Seller shall be obligated to deliver to Purchaser the Survey, Title Certificate and Indemnity and to remove from record (by bonding or payment) any of the following affecting the Property as of the Closing Date: (w) any easements or rights of way with respect to the Property granted by Seller after the date hereof and any agreements affecting title to the Property entered into by Seller after the date hereof, in either case, without Purchaser’s prior written approval, which approval shall not be unreasonably withheld or delayed; (x) liquidated liens or judgments affecting the Property; (y) any mortgage or other security interest entered into by Seller; or (z) any mechanic’s or materialman’s lien and any judgment docketed against the Property (collectively, the “Mandatory Removal Liens”). The existence of the Mandatory Removal Liens shall not be objections to title, provided that properly executed instruments in recordable form necessary to satisfy and remove the same of record are delivered to the Purchaser at Closing or, in the alternative, with respect to any mortgage, deed to secure debt or deed of trust liens, that payoff letters from the holder of the mortgage, deed to secure debt or deed of trust liens shall have been delivered to and accepted by the Title Insurer (sufficient to remove the same from the policy issued at Closing), together in either case, with recording and/or filing fees.

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6.4              Seller, at Seller’s cost and expense, has delivered to Purchaser a preliminary ALTA/ACSM as-built survey of the Property containing Table A items 1-4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(a), 13, 14, 16, 18, 19, and 20(a) and shall cause such Survey to be updated and delivered to the Title Company and Purchaser as reasonably required by the Title Company to delete the Schedule B, Section 1, item f(B) and the Schedule B, Section 2, item 6 (“Survey”). Purchaser shall be responsible for any additional Survey costs due to requests of Purchaser or Purchaser’s lender. Purchaser, at Purchaser’s sole cost and expense, may cause to be prepared an environmental report for the Property (“Environmental Report”).

6.4.1        Should such Survey disclose conditions that give rise to a title exception (other than a Permitted Exception), then Purchaser shall have the right to object thereto within the Feasibility Period in accordance with the procedures set forth in ARTICLE 5 and 6 above.

6.5              If, (i) as the result of any change or event occurring after the date of the initial Title Commitment, the Escrow Agent issues any update to the Title Commitment to add or modify requirements or exceptions or to modify the conditions to obtaining any endorsement requested by Purchaser, or (ii) as the result of any change or event occurring after the date of the Survey, the surveyor modifies the Survey in any material respect, then Purchaser shall promptly notify Seller of any objections to such revisions, but in no event later than five (5) business days after Purchaser’s receipt of said update, in which event the same procedures for response, cure, termination and waiver set forth above, as applicable, shall apply to such new objections.

6.6              Purchaser shall notify Seller on or before the last day of the Feasibility Period of any maintenance, service or similar contract which relate to the ownership, maintenance, construction or repair and/or operation of the Property and are cancelable on 90 days’ or shorter notice without penalty which Purchaser does not desire to assume (“Rejected Contracts”). Promptly after it is determined that (a) Purchaser has no title objections, or (b) Purchaser has elected to proceed to Closing, Seller shall give notice of cancellation to each service provider under the Rejected Contracts. To the extent that as of Closing any of the Rejected Contracts have not yet terminated (due to less advance notice of cancellation than required thereunder) Purchaser shall assume the obligations of such Rejected Contract after Closing until the cancellation becomes effective. Seller shall cause the Management Contract to be terminated as of Closing.

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ARTICLE 7
CLOSING

7.1           Dates, Places Of Closing, Prorations, Delinquent Rent and Closing Costs.

7.1.1        The Closing shall occur no later than 2:00 p.m. prevailing Atlanta local time, on the Closing Date or such earlier date mutually agreed to by Seller and Purchaser. The Closing shall occur through an escrow with the Title Insurer, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Notwithstanding the foregoing, Purchaser, at its sole election, shall have the right to adjourn the Closing determined in the preceding sentence for one (1) period of fifteen (15) calendar days. In order to exercise such extension right, on or before five (5) days prior to the initial Closing Date Purchaser shall (1) deliver written notice to Seller and Title Insurer of Purchaser’s intent to adjourn the closing together, and (2) deliver the Extension Deposit to Title Insurer which amount shall be added to, and considered a part of, the Deposit.

7.1.2        While the transaction(s) contemplated by this Purchase Contract is (directly) a transfer of the Interest to Purchaser, and only indirectly a transfer of the Property to Purchaser, the parties agree to prorate the revenue and expenses of the ordinary operation of the Property as if the Seller was selling the Property as a straight asset sale of the Property to the Purchaser. Thus, all normal and customarily proratable recurring income and expense items of an asset sale of a improved real property, including, without limitation, Rents (as defined below), operating expenses, real and personal property taxes, any additional service contracts that Purchaser elects to assume and other operating expenses and fees of the Property, shall be prorated as of midnight of the day prior to the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period through and including the day immediately preceding the Closing Date (and credited for any amounts paid by Seller attributable to the period on and after the Closing Date, as to the Specified Contracts) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date. Purchaser shall be given a credit against the Purchase Price for Security Deposits not applied prior to the Closing Date in accordance with the terms of the Leases. Purchaser shall assume at Closing the obligation to pay any payments due parties under the Specified Contracts, provided all of the foregoing have been prorated. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. Seller shall be responsible for all real estate and personal property taxes and assessments for all years prior to Closing. All real estate taxes imposed because of a change of use of the Property prior to Closing shall be the responsibility and obligation of Seller. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year. The proration shall be adjusted as provided in Section 7.1.3 hereof. Any special assessment liens encumbering the Property as of the Closing Date which arise from completed improvements located on the Property as of the Closing Date shall be assumed and paid by Seller. The Property Owner shall remain obligated to pay all other special assessment liens encumbering the Property. For purposes of this Section 7.1.2 and Sections 7.1.3 and 7.1.4 the terms “Rent” and “Rents” relating to the period prior to Closing shall include, without limitation, base rents and month to month fees. The provisions of this Section 7.1.2 shall survive Closing and shall expire at the end of the Proration Period (as defined below).

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7.1.3        If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period (the “Proration Period”) from the Closing Date until six (6) months after the Closing Date, other than taxes and assessments which will be until forty-five (45) days after Purchaser’s receipt of 2014 tax bills. Neither party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Proration Period one of the parties hereto (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to proration hereunder and to give notice thereof as provided above within the Proration Period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Any utility or other deposits or infrastructure reimbursements or payments relating to construction of the Property made prior to Closing, but reimbursed or returned after Closing, shall belong to Seller and Purchaser agrees to cooperate with Seller with respect to any such funds.

7.1.4        Since prorations are being made as if the Property was being sold to Purchaser as an asset sale of the Property, if on the Closing Date any Tenant is in arrears in any Rent payment under any Tenant lease (the “Delinquent Rent”), any Delinquent Rent received by Purchaser and Property Owner from such Tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (i) first, to the period of time after the Closing Date, and (ii) second, to the period of time before the Closing Date. If Delinquent Rent or any portion thereof received by Purchaser after the Closing are due and payable to the Seller by reason of this allocation, the appropriate sum shall be promptly paid to the Seller. Any monies received by Seller after Closing shall be forwarded to Purchaser for disbursement in accordance with the order of payment provided herein above. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Delinquent Rent owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant (provided, that Seller shall not commence any legal actions or proceedings against any Tenant which continues as a Tenant at the Property after Closing without the prior consent of Purchaser, which will not be unreasonably withheld or delayed and in any event shall not include an action to evict such tenant). Purchaser agrees to cooperate with Seller at no cost or liability to Purchaser in connection with all efforts by Seller to collect such Delinquent Rent and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, to make available to Seller, within seven (7) days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Delinquent Rent by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to incur any liability or expense, terminate any Lease with an existing Tenant or evict any existing Tenant from the Property. The provisions of this Section 7.1.4 shall survive Closing and shall expire at the end of the Proration Period.

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7.1.5        Purchaser shall pay the cost of all transfer, sales, use and excise taxes and recording costs (other than for title curative documents, which Seller shall pay) with respect to the Closing and one-half (1/2) of the Escrow Fees of Title Insurer. Seller shall pay the cost of the basic title insurance premium (including the non-imputation endorsement), the search fees in the Title Commitment and one-half (1/2) of the Escrow Fees of Title Insurer. Purchaser shall pay all other of Title Insurer’s fees and charges. Seller shall pay for (i) all costs (including recording costs) associated with curing any title exceptions and (ii) all costs (including recording costs) to payoff and release any Mandatory Removal Liens and to provide the Survey. All costs and fees other than those allocated in this Purchase Contract shall be paid by Purchaser and/or Seller in accordance with the custom of the city and state in which the Land is located. Except as set forth in Section 15.17, Purchaser and Seller shall each pay their own attorney’s fees associated with the Closing. The provisions of this Section 7.1.5 shall survive Closing and shall expire at the end of the Proration Period.

7.2              Items To Be Delivered Prior To Or At Closing.

7.2.1        Seller. At Closing, Seller (and, as appropriate, Morrow) shall deliver to Purchaser, each of the following items, fully executed, as applicable:

7.2.1.1              An Agreement of Assignment and Assumption (the "Assignment") in the form set forth on Exhibit 7.2.1.1, attached hereto and incorporated herein with respect to the Interests. The acceptance of the Assignment at Closing, shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Purchase Contract, except for the Surviving Obligations.

7.2.1.2              The certificate of formation and operating agreement of Property Owner and Morrow certified as being true, complete and correct in all respects.

7.2.1.3              Proof that Property Owner, Morrow and each Seller (which is not an individual) is duly and validly organized and presently existing in good standing under the laws of its respective formation together with the applicable authority documents, authorizing the sale of the Interests to Purchaser and the execution, delivery and performance by Seller of this Purchase Contract and each document to be executed and delivered by Seller in connection with this Purchase Contract and designating one or more officers to execute documents in Seller's name in connection herewith, certified as correct and complete by Seller, together with an incumbency certificate for each person executing documents on behalf of Seller.

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7.2.1.4              All certificates and assignments evidencing the Interests, if any.

7.2.1.5              A closing statement executed by Seller.

7.2.1.6              The payoff letter(s) of any existing liens, Survey, Title Certificate and Indemnity.

7.2.1.7              A certification of Property Owner’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

7.2.1.8              Except for the items expressly listed herein to be delivered at Closing, delivery of any other required items shall be deemed made by Seller to Purchaser, if Seller leaves such documents at the Property in their customary place of storage or in the custody of Purchaser’s representatives.

7.2.1.9              To the extent in Seller’s possession or control, original copies of the Leases and Property Contracts, lease files, keys to the property, Property Owner’s books and records regarding the Property and Property Owner (other than proprietary information as to Seller or Morrow).

7.2.1.10          Evidence of notice of termination of the Rejected Contracts as required in Section 6.5.

7.2.1.11          Proof that the Management Contract has been terminated and is of no further force or effect.

7.2.1.12          An updated, certified rent roll dated no earlier than three (3) business days prior to the Closing Date.

7.2.1.13          A Tenant Letter substantially in the form attached hereto as Exhibit 7.2.1.13.

7.2.1.14          All warranties relating to the construction of the Improvements and any fixtures and equipment installed or located on or at the Property.

7.2.1.15          Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Contract.

7.2.2        Purchaser. At Closing, Purchaser shall deliver to the Title Insurer (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at such Closing:

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7.2.2.1              The balance of the Purchase Price as required by ARTICLE 3 hereof plus or minus the adjustments or prorations required by this Purchase Contract. If at Closing there are any liens or encumbrances on the Property that Seller is obligated or elects to pay and discharge, Seller may use any portion of the Purchase Price for the Interests to satisfy the same, provided that Seller shall have delivered to Title Insurer, on such Closing instruments in recordable form sufficient to satisfy such liens and encumbrances of record (or, as to any mortgages, deeds to secure debt or deeds of trust, appropriate payoff letters, acceptable to the Title Insurer), together with the cost of recording or filing such instruments. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

7.2.2.2              A countersigned counterpart of the Assignment.

7.2.2.3              A closing statement executed by Purchaser.

7.2.2.4              Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Contract.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER

8.1              Representations and Warranties of Seller and Morrow.

8.1.1        For the purpose of inducing Purchaser to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Seller and Morrow, on a joint and several basis, represents and warrants to Purchaser the following as of the Effective Date and as of the Closing Date:

8.1.1.1              Property Owner is lawfully and duly organized, and in good standing under the laws of the state of Georgia. Property Owner has all requisite power and authority to own, operate and lease its property and to carry on its business in Georgia.

8.1.1.2              Property Owner holds fee simple marketable title to the Property, including all real property contained therein required to be sold to Purchaser, subject only to the Permitted Exceptions.

8.1.1.3              Except for the Permitted Exceptions and Leases, there are no adverse or other parties in possession of the Property.

8.1.1.4              Property Owner has no judgments outstanding against it. There are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property Owner or Property, as applicable.

8.1.1.5              At Closing, the Property Owner shall have no liabilities, other than the Specified Liabilities. The Property Owner has paid and shall pay in full on or before Closing all hard and soft costs in connection with development and construction of the Project. Morrow has no knowledge of any claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing any of the Property, as applicable, caused by Property Owner and which remain unpaid beyond the date for which payment was due and in respect of which liens may or could be filed against any of the Property, as applicable, except for repairs, materials or services furnished in the ordinary course of business (for which Seller shall make the necessary arrangements with the Title Insurer such that these matters shall not be title exceptions in the Title Commitment as of Closing).

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8.1.1.6              The rent roll and the operating statements, if any (the “Financial Records”) delivered to Purchaser by Property Owner in connection with this Purchase Contract are true, complete and correct in all material respects and the rent roll, if any, contains all of the Leases and tenancies of the Improvements as of the Effective Date, which leases have not been modified or amended except as indicated on the rent roll (such rent roll to be updated based on leasing activity performed in accordance with the terms of this Agreement as of Closing so as to be true, complete and correct in all material respects). Such Financial Records of the Property Owner are in accordance with the books and records of the Property Owner used in its day-to-day operations for the periods therein specified and same fairly presents in all material respects, the matters presented therein with respect to the Property. Morrow shall cause the Property Owner to update such Financial Records through the Closing to reflect any material changes in such Financial Records from the date of such Financial Records through the Closing Date.

8.1.1.7              Property Owner has made, or will make, available to Purchaser true, correct and complete copies of all Leases (including all modifications thereof) and all other documents or instruments which create possessory rights in all or any portion of the Improvements. Property Owner has performed all of its material obligations under the Leases.

8.1.1.8              Property Owner and Morrow have not received any notice of any violation, or alleged violation, of any laws, regulations or any other requirements of any governmental agency or authority having jurisdiction over the Property, to include, without limitation, notice of the violation, or alleged violation, of any environmental protection laws or regulations.

8.1.1.9              As of Closing, Property Owner will have performed all of its material obligations under the Property Contracts and neither Property Owner nor the other party to any of the Property Contracts will be in default thereunder.

8.1.1.10          Seller and Property Owner are not a "foreign person" but is a "United States person" as such terms are defined in the Foreign Investment in Real Property Tax Act of 1980 and §§ 1445 and 7701 of the Internal Revenue Code (the “Code”).

8.1.1.11          The Property Owner has paid all sales and similar taxes with respect to the Property and all rentals paid with respect thereto. The Property Owner has not received any written notice from any applicable governmental authority of any pending or threatened special assessments pertaining to the Property, the Interests or the Property Owner. The Property Owner is not delinquent in the payment of any tax, estimated tax, assessment or governmental charge. There are no tax liens affecting Morrow’s Interest, the Property or assets of the Property Owner, except liens for non-delinquent property taxes on the Property (being prorated at Closing). Notwithstanding the previous sentence, to the extent the Property Owner has collected sales tax on rent payments made prior to the Closing, the amount of all such sales taxes that were collected (or should have been so collected) shall be retained by the Property Owner and not disbursed to Seller (to the extent not previously paid to the Georgia Department of Revenue) at the Closing to be used to satisfy the obligation to collect and remit such sales taxes to the Georgia Department of Revenue. All transfer taxes and withholdings with respect to this transaction shall be paid by the Seller at Closing.

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8.1.2        Except for the representations and warranties expressly set forth above in this Agreement and/or the Closing Documents, the Property is expressly being conveyed “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except as otherwise provided in this Purchase Contract, or in the Closing Documents, is not relying upon any information provided by Property Owner or statements, representations or warranties, express or implied, made by or enforceable directly against Seller, Morrow or Property Owner, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the deeds conveying the Property and the representations set forth above). Except as otherwise expressly provided otherwise in this Purchase Contract, if Seller or Property Owner provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that none of Seller and Property Owner have done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller, Seller’s partners, members, or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors-in-interest. Except for the warranties and representations set forth in this Agreement or in the Closing Documents, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Except as set forth in this Agreement or in the Closing Documents, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller or Property Owner shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.

8.1.3        The representations and warranties made by the Seller and/or Morrow in this Section 8.1 shall survive the closing and shall constitute Surviving Obligations for a period of nine (9) months from the Closing Date.

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8.1.4        Representations and warranties above made to the knowledge of Seller, Morrow or Property Owner shall not be deemed to imply any duty of inquiry. For purposes of this Purchase Contract, the term Property Owner’s “knowledge” shall mean and refer only to the collective actual knowledge of the Designated Representative (as hereinafter defined) of the Property Owner. For purposes of this Purchase Contract, the term Property Owner’s “knowledge” shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Property Owner, or any affiliate of the Property Owner, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term Designated Representative shall refer to Lee Little, Regional Manager and Fred Hazel, Vice President.

8.2              Representations and Warranties of Seller and Morrow (Interests).

8.2.1        Seller and Morrow, on a joint and several basis, represent and warrant to Purchaser as follows as of the Effective Date and as of the Closing Date:

8.2.1.1              Seller, collectively, are the record and beneficial owners and holders of one hundred percent (100%) of the membership interests of Property Owner. Morrow is the sole manager of the Property Owner. The Interests shall at Closing be owed by Seller and conveyed to Purchaser free and clear of any and all encumbrances and liens. Other than this Purchase Contract, there are no presently existing contracts relating to the issuance, sale, or transfer of any membership interest or any other equity interest of the Property Owner. Other than this Purchase Contract, there exist no outstanding or existing rights, warrants or options to acquire any of the Interest or other membership or equity interest of the Property Owner. None of the Interests are certificated and the Property Owner has not elected to opt into Article 8 of the Uniform Commercial Code. Seller has the power and authority to sell and convey the Interests and to execute the documents to be executed by Seller and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other party not so received.

8.2.1.2  The Property Owner does not engage, and has never engaged, in any business other than the ownership, maintenance and operation of the Property and has no direct or indirect ownership interest in any other party and neither owns, leases nor has any tangible property other than the Property.

8.2.1.3  There are no restrictions on the sale of the Interests to Purchaser, and, on or before the Closing Date, there will be no security agreements, pledges, options, equities, charges, restrictions, mortgages, judgments, financing statements or other liens or encumbrances against the Interests. The Interests will be conveyed and assigned by Seller at Closing free and clear of any liens, claims and encumbrances.

8.2.1.4  The Property Owner has filed or caused to be filed (on a timely basis) all tax returns that are or were required to be filed by or with respect to the Property Owner pursuant to applicable legal requirements. Property Owner (i) has at all times been treated as partnership for federal income tax purposes, and, (ii) has paid all taxes, fees, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, and all interest, penalties and additions to tax relating thereto, imposed by any governmental authority (collectively, "Taxes") and due or assessed against it. No taxing authority has taken a position inconsistent with treatment as a partnership. None of the Seller, Property Owner, nor any other party has taken any action, or failed to take any action, that would cause the Property Owner to be treated as an association taxable as a corporation for income tax purposes.

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8.2.1.5  All tax and informational returns filed by, for or in connection with the Property Owner are true, correct, and complete. No deficiencies for federal, state or other applicable Taxes have been claimed, assessed or, to Seller’s or Morrow’s knowledge, proposed against the Property Owner by any governmental authority. There are no pending or, to Seller’s and Morrow’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of federal, state or other applicable Taxes, and there are no matters under discussion with any governmental authorities with respect to Federal, state or other applicable Taxes that could result in an assessment of Federal, state or other applicable Taxes against the Property Owner. Neither Property Owner, Seller or Morrow has been notified that any taxing authority intends to audit a Federal, state or other applicable tax return for any other period for the Property Owner.

8.2.1.6  There are no defined benefit plans or defined contribution plans covering any person or employee of the Property Owner including, but not limited to, 401(k) plans, profit sharing plans, purchase money pension plans. The Property Owner has not put in place and is not subject to any VEBA, health plan, insurance benefit plan, nonqualified pension plan, multi-employer plan, Title IV plan, or any plan covered by or subject to ERISA.

8.2.1.7  There is no pending, threatened or unasserted legal or administrative proceeding by or against Property Owner. The Property Owner has complied with all applicable equal employment, worker compensation and labor laws, statutes, ordinances, rules and regulations.

8.2.1.8  At Closing, the Property Owner shall have paid all social security, withholding, compensation, back pay, workers compensation, penalties, benefits, and unemployment amounts and taxes with regard to all persons who were employees of the Property Owner.

8.2.1.9              Seller has no knowledge of any violation by Seller, Property Owner or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import. Seller is not an entity with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller (each, a “Seller Party”) being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

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8.2.1.10          No Bankruptcy, insolvency, rearrangement or similar action involving Property Owner or Seller, whether voluntary or involuntary, is pending or threatened, and neither Property Owner nor Seller has ever:

(i)	filed a voluntary petition in bankruptcy;

(ii)	been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Land and Improvements, personal property or any portion thereof, or

(iv)	made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

8.2.1.11          Employees. From the date of the Property Owner’s formation, the Property Owner has not ever had any employees or pension, profit sharing or other benefit plans.

8.2.1.12          No Warrants. The Property Owner has not issued any outstanding options, warrants or other rights to purchase any interest in the Property Owner or the Property. The Property Owner has not issued or authorized any outstanding purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Property Owner to issue, sell or otherwise cause to become outstanding any additional interests in the Property Owner.

8.2.1.13          Constituent Documents. True and correct copies of the Property Owner’s operating agreement and all amendments, assignments and supplements thereto (the “Constituent Documents”) are set forth on Exhibit 8.2.1.13. The Constituent Documents shall not be amended prior to Closing without Purchaser’s written approval. All necessary consents, approvals and requirements to transfer Seller’s Interest to Purchaser, free of liens, claims and encumbrances, including, but not limited to, requirements under the Constituent Documents, have been obtained.

8.2.1.14          Single Purpose Entity. The Property Owner is a “Single Purpose Entity” which is a limited liability Property Owner which, at all times since its formation and thereafter:

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                                                                   i.                        The Property Owner does not own and has not owned, either directly or indirectly, any asset or property other than (1) the Property, and (2) incidental personal property necessary for the ownership or operation of the Property;

                                                                  ii.                        The Property Owner has not engaged in and will not engage in any business other than the ownership, management and operation of the Property (with respect to Property Owner), and the Property Owner will conduct and operate its business as presently conducted and operated;

                                                                iii.                        Other than the Management Agreement and general contractor contract which have been or will be terminated prior to Closing, there are no contracts or agreements with any affiliate of the Property Owner, any Seller or any affiliate of any Seller, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties;

                                                                iv.                        The Property Owner has not made and will not make any loans or advances to any third party (including any affiliate, constituent party or any affiliate of any constituent party), and has not and will not acquire obligations or securities of its affiliates or any constituent party.

                                                                 v.                        The Property Owner has been, are and will remain solvent and the Property Owner has and will pay its own debts and liabilities from its assets, as the same shall become due.

                                                                vi.                        The Property Owner has done or caused to be done and will do or cause to be done all things necessary to observe organizational formalities and preserve its existence, and the Property Owner has not and will not, prior to Closing, nor has the Property Owner permitted nor will Property Owner permit any of the Sellers or Morrow, to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation, bylaws, articles of organization, operating agreement, trust agreement or other organizational document of Property Owner in a manner which would result in a breach of any of the representations, warranties or covenants set forth in this Amendment or in a manner that would otherwise adversely affect the Property Owner’s single purpose status.

                                                              vii.                        The Property Owner has and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, any Seller and any other person; provided, however, Property Owner may include its financial statements as part of a consolidated financial statement if (i) such statements contain a notation that makes clear that Property Owner is a separate entity and that the assets and credit of the Property Owner are not available to satisfy liabilities of any other person and that the assets and credit of such other person are not available to satisfy liabilities of the Property Owner, the Property Owner has and will file its own tax returns as required by applicable state and federal law; the Property Owner has maintained and shall maintain its books, records, resolutions and agreements as official records.

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                                                            viii.                        The Property Owner has been and will be, and at all times has and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of the Property Owner or any Seller, or any affiliate of any Seller), has corrected and will correct any known misunderstanding regarding its status as a separate entity, has conducted and will conduct business in its own name, has not identified and shall not identify itself or any of its affiliates as a division or part of the other and has maintained and shall maintain and utilize separate stationery, invoices and checks.

                                                                ix.                        Neither the Property Owner, Morrow, nor any Seller has caused or will cause or permit the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Property Owner; and neither Property Owner nor Seller has disposed or will dispose of all or substantially all of the assets of Property Owner and has not changed and will not change Property Owner legal structure.

                                                                  x.                        The Property Owner has not commingled and will not commingle the funds and other assets of Property Owner with those of any affiliate or Seller or any other person.

                                                                xi.                        The Property Owner has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or constituent party, or any other person.

                                                              xii.                        The Property Owner does not and will not hold itself out to be responsible for the debts or obligations of any other person.

                                                            xiii.                        The Property Owner shall not institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of such proceedings against it, or file a petition seeking, or consent to, reorganization or relief, under any chapter of the Bankruptcy Code (Title 11 of the United States Code), as amended, or any other bankruptcy or similar laws, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of it or of a substantial part of its assets or property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing. Without limiting the foregoing and notwithstanding any other provision of the Agreement or of any of the organizational documents of Property Owner or any provision of law that otherwise so empowers the Property Owner, the Property Owner shall not be authorized or empowered to, nor shall the Property Owner institute proceedings to have the Property Owner adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Property Owner or file a voluntary petition seeking, or consent to, reorganization or relief with respect to the Property Owner under any applicable federal or state law relating to bankruptcy, or seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Property Owner or a substantial part of its property, or make any assignment for the benefit of creditors of the Property Owner, or admit in writing the Property Owner’s inability to pay its debts generally as they become due, or to the fullest extent permitted by law, to take any action in furtherance of any such action. The Property Owner shall not be authorized or empowered, nor shall the Property Owner consolidate, merge, dissolve, liquidate or sell all or substantially all of the Property Owner’s assets.

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8.2.2        Except for the representations and warranties expressly set forth above in this Agreement and the Closing Documents, the Interest is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except as otherwise provided in this Purchase Contract and/or in the Closing Documents, is not relying upon any information provided by Property Owner or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Morrow, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the deeds conveying the Property and the representations set forth above). Except as otherwise expressly provided otherwise in this Purchase Contract if Morrow, Seller or Property Owner provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Morrow, Seller or Property Owner has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller or Morrow, Seller’s partners, members, or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors-in-interest. Except for the warranties and representations of Seller and/or Morrow in this Purchase Contract and/or in the Closing Documents, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Except as otherwise expressly provided otherwise in this Purchase Contract and/or in the Closing Documents, Purchaser acknowledges and agrees that except as set forth in this Purchaser Contract or in the Closing, no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity of the Property Owner, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller or Property Owner shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.

8.2.3        The representations and warranties made by the Seller and Morrow in this Section 8.2 shall survive the Closing and shall constitute Surviving Obligations for a period of three (3) years from the Closing Date. Any claim brought for a breach of this Section 8.2 must be brought within three (3) years of the Closing Date for the Seller to have liability.

8.3              Representations and Warranties of Purchaser

8.3.1        For the purpose of inducing Seller to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

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8.3.2        With respect to Purchaser and its business, Purchaser represents and warrants, in particular, that:

8.3.2.1  Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Purchaser is sophisticated and experienced in the acquisition, ownership, and operation of multi-family housing projects similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations, and ordinances in connection therewith.

8.3.2.2  Purchaser, acting through any of its or their duly empowered and authorized officers, joint venturers, partners, managers, or members, has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Purchase Contract and to perform its obligations hereunder (subject to the terms of this Purchase Contract); and no consent of any of Purchaser’s officers, joint venturers, partners, managers, or members are required to so empower or authorize Purchaser to enter into this Purchase Contract. Prior to Closing, Purchaser shall have all necessary power and authority to execute and deliver the documents and instruments required of Purchaser at Closing.

8.3.2.3  No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions by Purchaser contemplated by this Purchase Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

8.3.2.4  Purchaser is duly authorized to execute and deliver, acting through its duly empowered and authorized officers, joint venturers, partners, managers, and members, respectively, and perform this Purchase Contract, and such execution, delivery and performance by Purchaser does not (i) violate any of the provisions of their respective articles of incorporation or organization, operating agreements, partnership agreements or bylaws, (ii) violate any provision of any law, governmental rule or regulation currently in effect, (iii) violate any judgment, decree, writ, injunction, award, determination or order currently in effect that names or is specifically directed at Purchaser or its property, and (iv) require the consent, approval, order or authorization of, or any filing with or notice to, any court or other governmental authority.

8.3.2.5  The joinder of no person or entity other than Purchaser is necessary to consummate the transactions to be performed by Purchaser and Purchaser has all necessary right and authority to perform such acts as are required and contemplated by this Purchaser under Purchase Contract.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1              Purchaser’s obligation to close under this Purchase Contract shall be subject to and conditioned upon the fulfillment in all material respects of each and all of the following conditions precedent:

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9.1.1        All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered and shall be in form and substance required by this Purchase Contract.

9.1.2        Seller’s representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.

9.1.3        Seller shall have complied with, fulfilled and performed, in each case in all material respects, each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder, subject to the cure rights in Article 12.

9.1.4        On or before March 6, 2014, the Seller and Purchaser shall agree to the terms of the Access, Amenity and Sanitary Sewer Easement Agreement and Cross Easement Agreement.

9.1.5        There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Purchase Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

9.1.6        All parties to the Phase 2 Contract (other than Purchaser) shall have executed the Phase 2 Contract and such parties shall not be in default of any of their obligations in the Phase 2 Contract, subject to any cure period provided thereunder.

9.1.7        The Title Company shall commit to issue a Title Policy to Purchaser, subject only to the Permitted Exceptions with the following endorsements: a non-imputation endorsement and ALTA 3.1-06, 8.2, 9.2-06, 17-06, 17.2, 18.1-06, 19-06, 22, 25-06, 26-06 if Buyer obtains a PZR (or similar type) report and 28.1-06 endorsement.

9.2              Without limiting any of the rights of Seller elsewhere provided for in this Purchase Contract, Seller’s obligation to close with respect to conveyance of the Property under this Purchase Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

9.2.1        Purchaser’s representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.

9.2.2        Purchaser shall have complied with, fulfilled and performed, in each case in all material respects, each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder, subject to the cure rights in Article 12.

9.2.3        Purchaser shall have executed the Phase 2 Contract and Purchaser shall not be in default of any obligations contained in the Phase 2 Contract subject to any cure period provided thereunder.

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9.2.4        On or before March 6, 2014, the Seller and Purchaser shall agree to the terms of the Access, Amenity and Sanitary Sewer Easement Agreement and Cross Easement Agreement.

9.3              If any conditions set forth in Section 9.1 are not satisfied or waived by Purchaser or the conditions in Section 9.2 are not satisfied or waived by Seller, the Purchaser (as to the condition in Section 9.1) or Seller (as to the conditions in Section 9.2) shall have the right to elect the remedy set forth in Article 12, if such, failure of condition is also an event of default and if such condition is not also an event of default, such party shall have the right to terminate this Agreement upon written notice to the other party prior to Closing, whereupon the Deposit shall be returned to Purchaser and the parties released of all further obligations each to the other, except as to the Surviving Obligations which survive termination of this Agreement.

ARTICLE 10
BROKERAGE

10.1          Except for Engler Financial Group, LLC (“Broker”), Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Purchase Contract, and each party agrees to indemnify the other party from and against all claims for brokerage commissions and finder’s fees arising from or attributable to the acts of omissions of the indemnifying party. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

10.2          Seller agrees to pay Broker a commission according to the terms of a separate agreement. Broker shall not be deemed a party or third party beneficiary of this Purchase Contract.

ARTICLE 11
POSSESSION

11.1          Possession of the Property subject to the Permitted Exceptions and the Leases shall be delivered to Purchaser at the Closing.

ARTICLE 12
DEFAULTS AND REMEDIES

12.1          If Purchaser has not delivered its notice as provided in Section 5.2 on or before the expiration of the Feasibility Period, a Seller is not in default hereunder and Purchaser materially defaults hereunder on or prior to the Closing Date not cured within two (2) business days after written notice from Seller to Purchaser of such breach, and consummation of the Closing does not occur by reason of such material default by Purchaser not cured within such two (2) business day cure period, Seller and Purchaser agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer and Seller and Purchaser hereby agree that, except for the Purchaser’s obligations to Seller under Section 5.3, the reasonable estimate of the total net detriment that Seller would suffer in the event that Seller terminates this Purchase Contract for such material default by Purchaser not cured within such two (2) business day cure period, is and shall be, and Seller’s sole remedy (whether at law or in equity) shall be, the right to receive from the Title Insurer and retain the full amount of the Deposit. The payment and performance of the above as liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law and is intended to settle all issues and questions about the amount of damages suffered by Seller in the applicable event, except only for damages under Purchaser’s Surviving Obligations, irrespective of the time when the inquiry about such damages may take place. Upon any such termination of this Purchase Contract, neither party shall have any further rights or obligations hereunder, each to the other, except for the Purchaser’s obligations to Seller under Purchaser’s Surviving Obligations, and the right of Seller to collect such liquidated damages for the Surviving Obligation to the extent not theretofore paid by Purchaser.

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12.2          Provided that Purchaser has not terminated this Purchase Contract for reasons other than Seller’s default, and is not otherwise in material default hereunder, if the Closing does not occur as a result of Seller’s material default hereunder not cured within two (2) business days after written notice from Purchaser to Seller, Purchaser’s sole remedy shall be (i) to elect to terminate this Purchase Contract and receive reimbursement of the Deposit and be paid by Seller Purchaser’s actual and verifiable out-of-pocket third party costs relating directly to this transaction in an amount not to exceed $100,000.00 plus the sum of any non-refundable commitment or rate lock fee paid by Buyer in connection with its financing of the Property, not to exceed Six Hundred Thousand and 00/100 ($600,000.00) of the Purchase Price or (ii) to seek specific performance of this Purchase Contract.

ARTICLE 13
RISK OF LOSS OR CASUALTY

13.1          The risk of loss of damage to the Property by reason of any insured or uninsured casualty during the period through and including the Closing Date shall be borne by Seller. Seller and Property Owner covenant and agree to maintain all of its existing insurance coverage upon the Property in full force and effect until the Closing Date, without material modification thereto. In the event of any “material damage,” as hereinafter defined, to or destruction of the Property or any portion thereof, Purchaser may, at its option, by notice given to Seller within ten (10) days after Purchaser is notified of such material damage or destruction: (i) unilaterally terminate this Purchase Contract except the Surviving Obligations shall survive and the Deposit shall be immediately returned to Purchaser; or (ii) proceed under this Purchase Contract with no reduction in the Purchase Price, receive any insurance proceeds due Seller or Property Owner as a result of such damage or destruction (including any rent loss insurance applicable to the period from and after the Closing Date), together with the amount of any deductible with respect to such insurance proceeds, and assume responsibility for repair of the Property. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Purchase Contract, but all insurance proceeds (including any rent loss insurance applicable to the period from and after the Closing Date), together with the amount of any deductible with respect to such insurance proceeds, shall be paid or assigned to Purchaser and Purchaser shall assume responsibility for such repair. For purposes of this paragraph, “material damage” means damages reasonably estimated to exceed $250,000.00 to repair, as determined by an independent insurance claims adjuster doing business in the county in which the Land is located, which claims adjuster shall be reasonably satisfactory to Seller and Purchaser and any loss of income is fully covered by the loss of rent insurance payable to Purchaser for the time it should usually take to permit and repair such damage.

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ARTICLE 14
EMINENT DOMAIN

14.1          In the event that at the time of Closing all or any part of the Property is acquired, or is about to be acquired, by authority of any governmental agency (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Purchase Contract (except the Surviving Obligations shall survive) by giving written notice within fifteen (15) days of Purchaser’s receipt from Seller of written Notice of the occurrence of such event and recover the Deposit hereunder, or to settle in accordance with the terms of this Purchase Contract for the full Purchase Price and receive the full benefit or any condemnation award. It is expressly agreed between the parties hereto that this paragraph shall in no way apply to customary dedications for public purposes that may be necessary for the development of the Property.

ARTICLE 15
MISCELLANEOUS

15.1          Exhibits and Riders

All Exhibits and Riders annexed hereto are a part of this Purchase Contract for all purposes. In the event any Riders are annexed hereto and there are any conflicts between the terms of this Purchase Contract and the Riders, the terms of the Riders shall supercede and control.

15.2          Assignability

Subject to Section 15.19, except for an assignment to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more affiliates of Purchaser, in which event, the consent of Seller shall not be required provided Purchaser promptly notifies Seller of such assignment this Purchase Contract is not assignable by any party hereto without first obtaining the prior written approval of the non-assigning party. If Seller permits Purchaser to assign this Purchase Contract or if Purchaser assigns this Purchase Contract to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more affiliates of Purchaser in accordance with the terms of this Section 15.2, Purchaser shall not be relieved of any liability hereunder.

15.3          Binding Effect

This Purchase Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and permitted assigns.

15.4          Captions

The captions, headings, and arrangements used in this Purchase Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

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15.5          Number and Gender of Words

Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15.6          Notices

All notices, demands, requests and other communications required pursuant to the provisions of this Purchase Contract (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing, or (iv) if sent by facsimile or electronic mail, on the date of delivery provided the sender maintain a copy of evidence of successful transmission and also delivers the Notice via overnight delivery addressed as follows:

[THIS SPACE INTENTIONALLY LEFT BLANK]

If to Seller:

c/o Davis Development

403 Corporate Center Drive

Suite 201

Stockbridge, Georgia 30281

Telephone (770) 474-4345

Facsimile (770) 474-5213

Email: fred@davisdevga.com

Attention: Fred S. Hazel

With a copy to:

Davis Development

403 Corporate Center Drive

Suite 201

Stockbridge, Georgia 30281

Telephone (770) 474-4345

Facsimile (770) 474-5213

Email: lance.chernow@davisdevga.com

Attention: Lance A. Chernow

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If to Purchaser:

Trade Street Operating Partnership, LP 19950 W. Country Club Drive

Suite 800

Aventura. Florida 33180

Telephone (786) 248-6050

Facsimile (786) 248-3679

Email: GBaumann@Trade-Street.com

Attention: Greg Baumann

With a copy to:

Barry E. Somerstein, Esq.

100 W. Cypress Creek Road

Suite 700

Fort Lauderdale, Florida 33309

Telephone: 954-527-2405

Facsimile: 954-333-4005

Email: barry.somerstein@gmlaw.com

Any of the parties may designate a change of address by Notice in writing to the other parties. Whenever in this Purchase Contract the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice. Notwithstanding anything contained in this Agreement to the contrary, any notice or consent given to or received from Morrow with respect to this Agreement, shall also be deemed to be a notice or consent given to or received from each Seller.

15.7          Governing Law And Venue

The laws of the state in which the Land is situated shall govern the validity, construction, enforcement, and interpretation of this Purchase Contract, unless otherwise specified herein except for the conflict of law provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Purchase Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court for the district in which the Land is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

15.8          Entirety And Amendments; Survival

This Purchase Contract embodies the entire Purchase Contract between the parties and supersedes all prior purchase contracts and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All terms and provisions of this Purchase Contract shall be merged into the Closing documents and shall not survive Closing, unless expressly set forth to the contrary in this Purchase Contract. Seller authorizes Morrow, as its attorney-in-fact, to amend this Purchase Contract without the need for signatures from each Seller.

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15.9          Severability

If any provision of this Purchase Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. The Purchase Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Purchase Contract; and the remaining provisions of this Purchase Contract shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Purchase Contract. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Purchase Contract a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to make such provision legal, valid, and enforceable.

15.10      Multiple Counterparts

This Purchase Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one Purchase Contract. In making proof of this Purchase Contract, it shall not be necessary to produce or account for more than one such counterparts.

15.11      Further Acts

In addition to the acts and deeds recited herein and contemplated and performed, executed and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, deeds, and assurances as may be necessary to, and to use their respective best efforts to consummate the transactions contemplated hereby.

15.12      Construction

No provision of this Purchase Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Purchase Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

15.13      Confidentiality

Purchaser, Morrow, Seller and their respective agents shall not disclose the terms and conditions contained in this Purchase Contract and shall keep the same confidential; provided, however, that notwithstanding the foregoing, Purchaser may disclose the terms and conditions of this Purchase Contract (i) as required by law, (ii) to undertake its due diligence hereunder and to consummate the transactions contemplated by this Purchase Contract or any financing relating thereto, or (iii) to Purchaser’s or Seller’s potential lenders, attorneys, accountants or other consultants. Neither party hereto shall make any public statements or announcements, or issue any press releases, relating to the transactions contemplated hereby without the prior approval of the other party hereto (unless such statement, announcement, or press release is required by any applicable securities law or any rule or regulation of the New York Stock Exchange, in which case such prior approval is not required). Any information provided by Seller to Purchaser under the terms of this Purchase Contract is for informational purposes only. In providing such information to Purchaser, except as set forth herein, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded. Except as set forth herein, Purchaser shall not in any way be entitled to rely upon the accuracy of such information. Such information is also confidential and, except as set forth herein, Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

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15.14      Non-Solicitation of Employees

Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit or contact any of Property Owner’s employees for potential employment, other than employees located at the Property for potential employment at the Property following Closing.

15.15      Time Of The Essence

It is expressly agreed by the parties hereto that time is of the essence with respect to this Purchase Contract.

15.16      Cumulative Remedies And Waiver

Except as expressly provided otherwise in this Purchase Contract. After Closing, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies herein conferred or referred, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Purchase Contract. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Purchase Contract shall be established by conduct, custom, or course of dealing.

15.17      Litigation Expenses

In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation. The provision of this Section shall survive Closing or enter termination of this Agreement.

15.18      Time Periods

Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

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15.19      Exchange

Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

15.20      Liability of Individuals

Purchaser acknowledges that, except as otherwise provided in this Section 15.20, Migueal B. Davis, Fred S. Hazel, Lance A. Chernow, Keli J. Hazel, The Davis Descendants Trust #2, The Blake Miguel Davis Trust and The Blake Miguel Davis Trust 2012 (the “Exempt Parties”) shall have no personal liability under this Purchase Contract or any document executed in connection with the transactions contemplated by this Purchase Contract. The Exempt Parties shall have personal liability under the Closing Documents executed by such parties and for the representations and warranties contained in Section 8.2.1 to the extent that such representations and warranties survive the Closing. Except for the specific obligation to assign the Interests, and as set forth above, Purchaser agrees that any and all claims relating to this Purchase Contract shall be brought against Morrow Investors, Inc. and not the Exempt Parties.

15.21      Net Worth Requirement

Morrow Investors, Inc. hereby represents and warrants to Purchaser that it has, and for a period of three (3) years after the Closing it shall maintain, a net worth of at least Eight Million ($8,000,000) Dollars.

15.22      Rule 3.14 Audit

Until Closing and for a period of one year following the Closing Date, Seller agrees to provide to Purchaser and Purchaser’s accountants existing non-confidential and non-proprietary accounting and financial materials relating solely to Seller’s operation of the Property (including, without limitation, bank statements, rent rolls and property-level accounting records) reasonably requested by Purchaser for the purpose of preparing a property-level P&L audit; provided, that Seller shall not be required to prepare or compile any materials nor shall Seller be required to incur any third party costs or expenses in connection therewith nor shall Seller be required to make any representations or warranties with respect to such information beyond representation letter substantially in the form of on Exhibit 15.22 attached hereto. Buyer acknowledges and agrees that the foregoing accounting and financial materials to be provided by Seller does not include any information or materials relating to the acquisition of the Real Property by Seller or the construction of the Improvements by Seller and is to be limited solely to information regarding the Property after it was placed into operation.

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15.23      Tax Matters

(a) Preparation of Tax Returns Due After Closing Date. Sellers shall cause a short-year interim tax return (and accompanying K-1s) to be prepared and filed as soon as practicable after the Closing Date reflecting the Property Owner’s current fiscal year operations to and including the Closing Date. Sellers shall be responsible for the Property Owner’s tax obligations set forth on such short-year interim tax return. Purchaser shall prepare or cause the Company to prepare any tax return relating to the Property Owner’s for any taxable period ending after the Closing Date.

(b) Cooperation and Exchange of Information. Sellers and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by tax authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Property Owner will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Property Owner for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this Section 15.23 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

ARTICLE 16
OPERATION OF THE PROPERTY

16.1          After the Effective Date, Seller and Morrow covenant that (a) Property Owner shall only enter into new Leases or renew existing Leases provided that same are made at arm’s length, at the rents and with no concessions other than as set forth on Exhibit 16.1, for a term of not more than thirteen (13) months and in accordance with Property Owner’s customary leasing procedures. (b) shall only modify, terminate (upon a tenant default) or accept the surrender or forfeiture of any of the Leases in the ordinary course of business and (c) shall not modify any of the Property Contracts without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

34

16.2          Except as specifically set forth in this ARTICLE 16, Morrow and Seller shall cause the Property Owner to operate the Property after the Effective Date in the ordinary course of business and shall maintain the Improvements in their condition as of the Effective Date, ordinary wear and tear excluded, and except as necessary in the Seller’s or Morrow’s sole discretion to address any life or safety issue at the Property, Seller and Morrow covenant that Property Owner will not make any material alterations to the Property or remove any of the Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed. Seller and Morrow shall cause the Property Owner to comply with or cure all notices of violation of present and hereafter issued all applicable federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices and orders, and all agreements, covenants, conditions, easements and restrictions relating to the Property. Morrow and Seller shall cause the Property Owner not sell, further pledge, encumber or otherwise transfer or dispose of all or any part of any Property (except for such items of Fixtures and Tangible Personal Property as become obsolete or are disposed of in the ordinary course and only if replaced by an item of like quality and functionally unless same is no longer necessary for the operation of the Property). Morrow and Seller shall cause the Property Owner not to initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any portion of the Property.

16.3          Any new Property Contract entered into after the date hereof shall be subject to the covenants, representations and warranties set forth in this Purchase Contract as applicable to Property Contracts.

16.4          Morrow and Seller shall cause the Property Owner to maintain in full force and effect property insurance on the Property, which insurance provides for casualty insurance covering the full replacement value of the Property.

16.5          Seller shall maintain in full force and effect property insurance on the Property, which insurance provides for casualty insurance covering the full replacement value of the Property. On the Closing Date, all vacant units within the Property shall be in “rent ready condition,” except those units which were occupied and which became vacant within five (5) Business Days prior to the Closing Date. With respect to any such units becoming vacant within the five (5) Business Day period prior to the Closing Date that are not “rent-ready” on the Closing Date, Seller shall provide Purchaser with a credit against the Purchase Price at Closing of Eight Hundred and 00/100 ($800.00) Dollars per unit. The term “rent-ready condition” shall mean: interior carpets have been cleaned or replaced as necessary, freshly painted interior walls, working kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual vacant unit(s)), and no material damage to the doors, walls, ceilings, floors or windows inside such vacant units.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT

BLANK. SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

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NOW WHEREFORE, the parties hereto have caused this Purchase Contract to be executed and delivered as of the date first set forth above.

Property Owner:
Date of Execution:
GIPPER, LLC, a
Georgia limited liability company
February 14, 2014

	By:	Morrow Investors, Inc., a Georgia
corporation, Its Manager

		By:	/s/ Fred S. Hazel
Fred S. Hazel, Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

Morrow:

Date of Execution:	MORROW INVESTORS, INC., a
Georgia Corporation
February 14, 2014
	By:	/s/ Fred S. Hazel
Fred S. Hazel, Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE.]

Seller

Date of Execution:
MORROW INVESTORS, INC.

/s/ Fred S. Hazel
Fred S. Hazel, V.P.

February 19, 2014	/s/ Migueal B. Davis
Migueal B. Davis

February 19, 2014	/s/ Fred S. Hazel
Fred S. Hazel

February 19, 2014	/s/ Lance A. Chernow
Lance A. Chernow

February 19, 2014	/s/ Keli J. Hazel
Keli J. Hazel

The Davis Descendants Trust #2

February 17, 2014	By:	/s/ David A. Deeter
David A. Deeter, Co-Trustee

	By:	/s/ Charlotte H. Davis
Charlotte H. Davis, Co-Trustee

February 17, 2014	The Blake Miguel Davis Trust

	By:	/s/ David A. Deeter
David A. Deeter, Trustee

The Blake Miguel Davis Trust 2012

	By:	/s/ David A. Deeter
David A. Deeter, Co-Trustee

	By:	/s/ Stephen Michael Davis
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Purchaser:

Date of Execution:	TRADE STREET OPERATING PARTNERSHIP,
LP, a Delaware limited partnership

February 26, 2014	By:	Trade Street OP GP, LLC,
a Delaware limited liability company,
its general partner

	By:	Trade Street Residential, Inc.,
a Maryland corporation,
its sole member

		By:	/s/ Richard Ross
		Name:	Richard Ross
		Title:	Chief Financial Officer

Purchaser’s Tax Identification Number/Social Security Number:

30-0734476

EXHIBIT 1.1.18

LEGAL DESCRIPTION OF LAND

All that tract or parcel of land lying in Land Lot 965 & 966, 2nd District, 1st Section Forsyth County, Georgia and being more particularly described as follows:

COMMENCING at a point being the corner common to Land Lots 907, 908, 965 & 966; Thence running along the northerly line of Land Lot 965, South 86 degrees 57 minutes 23 seconds East, a distance of 253.61 feet to a ½ inch reinforcing rod found; Thence leaving said land lot line and running South 30 degrees 09 minutes 40 seconds East, a distance of 105.49 feet to a point; Thence running along a curve to the right an arc distance of 288.97 feet (said arc being subtended by a chord bearing of South 10 degrees 54 minutes 35 seconds East, a chord distance of 283.56 feet and having a radius of 430.00 feet) feet to a ½ inch reinforcing rod found; Thence running along a curve to the left an arc distance of 124.22 feet (said arc being subtended by a chord bearing of South 12 degrees 35 minutes 31 seconds East, a chord distance of 121.48 feet and having a radius of 170.00 feet) feet to a ½ inch reinforcing rod found on the northerly margin of the right-of-way of Ronald Regan Blvd (variable width right-of-way); Thence running along said right-of-way along a curve to the left an arc distance of 60.01 feet (said arc being subtended by a chord bearing of South 55 degrees 26 minutes 17 seconds West, a chord distance of 60.01 feet and having a radius of 1693.00 feet to a ½ inch reinforcing rod found; Thence leaving said right-of-way and running along a curve to the right an arc distance of 169.15 feet (said arc being subtended by a chord bearing of North 12 degrees 43 minutes 38 seconds West, a chord distance of 165.37 feet and having a radius of 230.00 feet) feet to a ½ inch reinforcing rod found; Thence running along a curve to the left an arc distance of 152.21 feet (said arc being subtended by a chord bearing of North 03 degrees 23 minutes 37 seconds West, a chord distance of 151.14 feet and having a radius of 370.00 feet) feet to a ½ inch reinforcing rod found; Thence running South 52 degrees 04 minutes 35 seconds West, a distance of 188.46 feet to a ½ inch reinforcing rod found; Thence running South 61 degrees 53 minutes 38 seconds West, a distance of 550.58 feet to a point on the centerline of big creek; Thence running along the centerline of said creek the following courses and distances: Thence running North 54 degrees 28 minutes 59 seconds West, a distance of 20.23 feet to a point; Thence running North 88 degrees 34 minutes 13 seconds West, a distance of 7.77 feet to a point; Thence running South 15 degrees 56 minutes 55 seconds West, a distance of 17.79 feet to a point; Thence running South 58 degrees 25 minutes 45 seconds West, a distance of 22.13 feet to a point; The running North 81 degrees 16 minutes 54 seconds West, a distance of 4.81 feet to a point; Thence running North 19 degrees 28 minutes 05 seconds West, a distance of 12.23 feet to a point; Thence running North 35 degrees 02 minutes 42 seconds West, a distance of 13.88 feet to a point; Thence running North 79 degrees 21 minutes 57 seconds West, a distance of 6.01 feet to a point; Thence running South 63 degrees 44 minutes 24 seconds West, a distance of 38.29 feet to a point; Thence running South 78 degrees 51 minutes 32 seconds West, a distance of 32.59 feet to a point; Thence running North 49 degrees 18 minutes 56 seconds West, a distance of 15.11 feet to a point; Thence running South 81 degrees 28 minutes 13 seconds West, a distance of 30.86 feet to a point; Thence running South 66 degrees 13 minutes 30 seconds West, a distance of 24.63 feet to a point; Thence running South 54 degrees 19 minutes 34 seconds West, a distance of 20.55 feet to a point; Thence running South 25 degrees 08 minutes 26 seconds West, a distance of 22.39 feet

Exhibit 16.1 - 1

to a point; Thence running North 83 degrees 16 minutes 28 seconds West, a distance of 15.68 feet to a point; Thence running North 70 degrees 03 minutes 02 seconds West, a distance of 28.69 feet to a point; Thence running North 41 degrees 02 minutes 56 seconds West, a distance of 15.60 feet to a point; Thence running North 22 degrees 05 minutes 15 seconds West, a distance of 16.76 feet to a point; Thence running South 79 degrees 25 minutes 18 seconds West, a distance of 16.54 feet to a point; Thence running North 65 degrees 42 minutes 01 seconds West, a distance of 10.52 feet to a point; Thence running North 11 degrees 01 minutes 03 seconds West, a distance of 14.92 feet to a point; Thence running North 19 degrees 32 minutes 24 seconds West, a distance of 17.15 feet to a point; Thence running North 72 degrees 32 minutes 01 seconds West, a distance of 8.45 feet to a point; Thence running South 62 degrees 25 minutes 17 seconds West, a distance of 38.93 feet to a point; Thence running North 79 degrees 07 minutes 25 seconds West, a distance of 35.06 feet to a point; Thence running North 68 degrees 05 minutes 52 seconds West, a distance of 34.06 feet to a point; Thence running South 37 degrees 55 minutes 43 seconds West, a distance of 16.19 feet to a point; Thence running North 76 degrees 04 minutes 25 seconds West, a distance of 6.50 feet to a point; Thence running North 76 degrees 04 minutes 25 seconds West, a distance of 10.14 feet to a point; Thence running North 79 degrees 40 minutes 13 seconds West, a distance of 17.55 feet to a point; Thence running South 33 degrees 20 minutes 24 seconds West, a distance of 21.72 feet to a point; Thence running North 60 degrees 26 minutes 15 seconds West, a distance of 17.46 feet to a point; Thence running North 35 degrees 18 minutes 51 seconds West, a distance of 13.80 feet to a point; Thence running North 12 degrees 23 minutes 05 seconds West, a distance of 11.35 feet to a point; Thence running North 42 degrees 02 minutes 47 seconds East, a distance of 26.18 feet to a point; Thence running North 09 degrees 11 minutes 12 seconds East, a distance of 7.23 feet to a point; Thence running North 35 degrees 06 minutes 35 seconds West, a distance of 16.18 feet to a point; Thence running North 68 degrees 28 minutes 07 seconds West, a distance of 13.51 feet to a point; Thence running North 76 degrees 33 minutes 49 seconds West, a distance of 4.35 feet to a point; Thence running South 71 degrees 48 minutes 54 seconds West, a distance of 14.99 feet to a point; Thence running South 88 degrees 26 minutes 44 seconds West, a distance of 2.28 feet to a point; Thence running North 51 degrees 21 minutes 57 seconds West, a distance of 5.95 feet to a point; Thence running North 12 degrees 09 minutes 43 seconds East, a distance of 19.59 feet to a point; Thence running North 54 degrees 11 minutes 51 seconds East, a distance of 4.77 feet to a point; Thence running North 63 degrees 54 minutes 01 seconds East, a distance of 29.34 feet to a point; Thence running North 66 degrees 07 minutes 17 seconds West, a distance of 23.03 feet to a point; Thence running North 69 degrees 43 minutes 23 seconds West, a distance of 9.98 feet to a point; Thence running North 73 degrees 51 minutes 14 seconds West, a distance of 9.15 feet to a point; Thence running North 81 degrees 12 minutes 07 seconds West, a distance of 16.46 feet to a point; Thence running South 49 degrees 47 minutes 41 seconds West, a distance of 2.19 feet to a point; Thence running North 75 degrees 02 minutes 52 seconds West, a distance of 22.56 feet to a point; Thence running North 48 degrees 09 minutes 32 seconds West, a distance of 20.00 feet to a point; Thence running North 58 degrees 21 minutes 02 seconds West, a distance of 5.17 feet to a point; Thence running North 31 degrees 41 minutes 09 seconds West, a distance of 14.59 feet to a point; Thence running North 09 degrees 14 minutes 19 seconds East, a distance of 27.53 feet to a point; Thence running North 07 degrees 43 minutes 45 seconds West, a distance of 1.74 feet to a point; Thence running North 04 degrees 27 minutes 01 seconds East, a distance of 24.69 feet to a point; Thence running North 24 degrees 28 minutes 30 seconds West, a distance of 2.74 feet to a point; Thence running North 51

Exhibit 16.1 - 2

degrees 41 minutes 49 seconds West, a distance of 7.90 feet to a point; Thence running North 84 degrees 53 minutes 00 seconds West, a distance of 4.99 feet to a point; Thence running South 39 degrees 40 minutes 38 seconds West, a distance of 10.75 feet to a point; Thence running North 68 degrees 08 minutes 31 seconds West, a distance of 15.53 feet to a point; Thence running North 33 degrees 22 minutes 38 seconds West, a distance of 14.60 feet to a point; Thence running North 46 degrees 41 minutes 03 seconds West, a distance of 8.13 feet to a point; Thence running North 75 degrees 40 minutes 30 seconds West, a distance of 4.19 feet to a point; Thence running North 84 degrees 10 minutes 23 seconds West, a distance of 15.10 feet to a point; Thence running North 78 degrees 39 minutes 22 seconds West, a distance of 10.17 feet to a point; Thence running North 06 degrees 50 minutes 34 seconds West, a distance of 15.11 feet to a point; Thence running North 15 degrees 05 minutes 16 seconds East, a distance of 1.66 feet to a point; Thence running North 35 degrees 38 minutes 42 seconds East, a distance of 26.12 feet to a point; Thence running North 06 degrees 52 minutes 43 seconds East, a distance of 0.36 feet to a point; Thence running North 27 degrees 01 minutes 06 seconds West, a distance of 32.99 feet to a point; Thence running North 88 degrees 53 minutes 51 seconds West, a distance of 6.25 feet to a point; Thence running South 83 degrees 21 minutes 19 seconds West, a distance of 12.67 feet to a point; Thence running North 70 degrees 59 minutes 18 seconds West, a distance of 4.28 feet to a point; Thence running North 18 degrees 38 minutes 15 seconds West, a distance of 22.22 feet to a point; Thence running South 88 degrees 08 minutes 14 seconds West, a distance of 19.86 feet to a point; Thence running South 77 degrees 45 minutes 22 seconds West, a distance of 2.69 feet to a point; Thence running South 57 degrees 22 minutes 20 seconds West, a distance of 14.98 feet to a point; Thence running South 89 degrees 06 minutes 40 seconds West, a distance of 6.63 feet to a point; Thence running North 15 degrees 20 minutes 17 seconds West, a distance of 8.68 feet to a point; Thence running North 23 degrees 13 minutes 28 seconds East, a distance of 12.78 feet to a point; Thence running North 46 degrees 35 minutes 52 seconds West, a distance of 6.56 feet to a point; Thence running North 57 degrees 17 minutes 53 seconds West, a distance of 7.29 feet to a point; Thence running North 79 degrees 46 minutes 22 seconds West, a distance of 15.91 feet to a point; Thence running North 62 degrees 18 minutes 56 seconds West, a distance of 17.59 feet to a point; Thence running North 75 degrees 13 minutes 50 seconds West, a distance of 16.07 feet to a point; Thence running North 84 degrees 51 minutes 45 seconds West, a distance of 25.63 feet to a point; Thence running North 58 degrees 58 minutes 37 seconds West, a distance of 19.48 feet to a point; Thence running 12 degrees 22 minutes 56 seconds West, a distance of 25.73 feet to a point; Thence running 76 degrees 58 minutes 48 seconds West, a distance of 7.82 feet to a point; Thence running South 19 degrees 27 minutes 45 seconds West, a distance of 7.70 feet to a point; Thence running South 74 degrees 14 minutes 09 seconds West, a distance of 6.54 feet to a point; Thence running North 33 degrees 34 minutes 40 seconds West, a distance of 30.61 feet to a point; Thence running North 69 degrees 27 minutes 26 seconds West, a distance of 12.45 feet to a point; Thence running North 54 degrees 33 minutes 02 seconds West, a distance of 14.24 feet to a point; Thence running North 45 degrees 38 minutes 13 seconds East, a distance of 4.65 feet to a point; Thence running North 74 degrees 07 minutes 01 seconds East, a distance of 10.64 feet to a point; Thence running North 08 degrees 00 minutes 49 seconds East, a distance of 11.89 feet to a point; Thence running North 48 degrees 01 minutes 14 seconds West, a distance of 15.99 feet to a point; Thence leaving centerline of said creek and running North 00 degrees 23 minutes 52 seconds East, a distance of 145.12 feet to a ½ inch reinforcing rod found on the northerly line of Land Lot 966; Thence running along said land lot line South 89 degrees 38 minutes 53 seconds East, a distance of

Exhibit 16.1 - 3

354.80 feet to a point; Thence continuing along said land lot line South 89 degrees 38 minutes 53 seconds East, a distance of 897.22 feet to a point and the TRUE POINT OF BEGINNING;

Said tract or parcel of land containing 16.753 Acres

Exhibit 16.1 - 4